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                                                                     Exhibit 5.1


                                 May 10, 2000



The Board of Directors
Pacific Aerospace & Electronics, Inc.

Dear Sirs:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended.
The Registration Statement relates to the registration for issuance by the Company of up to 4,000,000 shares of the Company's common stock (the "Shares"), pursuant to the Company's 1999 Stock Incentive Plan (the "Plan").

     We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such documents as we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington; and

     2. The Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ STOEL RIVES LLP

                                        STOEL RIVES LLP